Exhibit 99.1

SUNEDISON, TERRAFORM GLOBAL, AND RENOVA ENERGIA TERMINATE PREVIOUSLY ANNOUNCED TRANSACTIONS

•	$250 million securities purchase agreement with Light Energia S.A. to acquire 16 percent stake in Renova terminated

•	$4 billion backlog agreement to acquire up to 2.7 gigawatts of renewable projects terminated
MARYLAND HEIGHTS, Missouri, BETHESDA, Maryland, and SAO PAULO, Brazil, Dec. 2, 2015 - /PRNewswire/ -- SunEdison, Inc. (NYSE: SUNE), the largest global renewable energy development company, terminated the securities purchase agreement with Light S.A. to acquire an approximate 16 percent stake in Renova for $250 million. In addition, the agreement (the “Backlog Agreement”) among SunEdison and TerraForm Global, Inc. (Nasdaq: GLBL), a global owner and operator of clean energy power plants, and Renova Energia S.A. (BZ: RNEW11), the leading renewable energy company in Brazil, which provided for the acquisition of certain development-stage projects that were intended for a subsequent sale by SunEdison to TerraForm Global as call rights projects under the sponsor support agreement was also terminated. The previously announced fifty-fifty joint venture between Renova and SunEdison to develop, own, and operate 1 gigawatt of utility scale solar photovoltaic projects to supply the Brazilian Regulated Electricity Market remains.
“While it is disappointing that the agreement was terminated, we remain committed to Brazil,” said Brian Wuebbels, SunEdison’s chief financial officer and TerraForm Global’s chief executive officer. “In addition, Renova remains a valued partner and we look forward to continuing our relationship with them on our solar development joint venture.”
Summary of Terminated Agreements
On July 15, 2015, SunEdison entered into a securities purchase agreement with Light Energia S.A. in which SunEdison agreed to acquire all of Light Energia's approximately 16 percent ownership interest in Renova for $250 million. The purchase price was payable in shares of SunEdison common stock. On December 1, 2015, SunEdison terminated this agreement as a result of certain conditions precedent to closing not being satisfied.

TerraForm Global entered into the Backlog Agreement to acquire certain development-stage projects from Renova between 2016 and 2020 provided significant conditions and contingencies were met. TerraForm Global subsequently assigned its rights and obligations under the Backlog Agreement to SunEdison. The Backlog Agreement covered 12 wind and hydro-electric projects in Brazil, which represented an aggregate capacity of approximately 2.7 gigawatts. These projects were in various stages of planning and development, and this former commitment was subject to significant conditions, along with satisfactory due diligence, regulatory approvals and certain third party consents, and each project was to also meet certain technical and operational requirements. If the significant conditions and other contingencies described above were met and all 12 projects were acquired, the aggregate consideration for these projects was projected at approximately $4 billion. The projects were intended for a subsequent sale by SunEdison to TerraForm Global, Inc. as call rights projects. On December 1, 2015, the Backlog Agreement was terminated, and TerraForm Global’s call rights list has been decreased by 2.7 gigawatts of projects as a result.
About Renova
Renova is the largest renewable-source power generation company in Brazil by installed capacity. It focuses on wind energy generation, solar power, and small hydroelectric plants. It is dedicated to development, construction and operation of renewable-source electric power generation. For more information, please visit www.renovaenergia.com.br
About TerraForm Global
TerraForm Global is a renewable energy leader that is changing how energy is generated, distributed and owned. TerraForm Global creates value for its investors by owning and operating clean energy power plants in high-growth emerging markets. For more information about TerraForm Global, please visit: www.terraformglobal.com.

About SunEdison
SunEdison is the largest global renewable energy development company and is transforming the way energy is generated, distributed, and owned around the world. The company develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world’s largest renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices and technology manufacturing around the world. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE." To learn more visit www.SunEdison.com.

Forward Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “anticipate,” “believe,” “intend,” “plan,” “predict,” “outlook,” “objective,” “forecast,” “target,” “continue,” “will,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that SunEdison or TerraForm Global expects or anticipates will occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond SunEdison’s and TerraForm Global’s control and are described in SunEdison’s Form 10-K for the fiscal year ended December 31, 2014 and TerraForm Global’s Form S-1, as well as additional factors they may describe from time to time in other filings with the Securities and Exchange Commission. Forward-looking statements provide SunEdison’s and TerraForm Global’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made, but SunEdison and TerraForm Global can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially. SunEdison and TerraForm Global disclaim any obligation to publicly update or revise any forward-looking statement, except as required by law.
Media for SunEdison/TerraForm Global:
Ben Harborne
bharborne@sunedison.com
(650) 474-1631
Investors/Analysts for SunEdison:
R. Phelps Morris
pmorris@sunedison.com
(314) 770-7325
Investors/Analysts for TerraForm Global:
Brett Prior
bprior@terraform.com
(650) 889-8628